EXHIBIT 99.1

CONTACT:	David Dick Chief Financial Officer 212-590-6200 ICR Jean Fontana 646-277-1214

dELiA*s, INC. ANNOUNCES MUTUAL AGREEMENT NOT TO RENEW

CHIEF EXECUTIVE OFFICER’S EMPLOYMENT AGREEMENT

New York, NY –January 7, 2013 – dELiA*s, Inc. (NASDAQ: DLIA), a multi-channel retail company comprised of two lifestyle brands marketing to teenage girls and young women, today announced the Company and its Chief Executive Officer, Walter Killough, have mutually agreed not to renew Mr. Killough’s employment agreement. The agreement was scheduled to expire on August 2, 2013, however, it is anticipated that he will depart from dELiA*s on or about April 1, 2013. The Company has commenced a search for a new Chief Executive Officer. In the event a new CEO has not been named, Mr. Killough may agree to continue to serve as CEO of dELiA*s for a limited period of time after April 1, 2013.

Carter S. Evans, Chairman of the Board, stated, “On behalf of the Board of Directors, I want to thank Walter for his nine years of dedicated service to dELiA*s. Walter has been a great leader, following through on our strategic initiatives and positioning dELiA*s on the right course to profitability. At this time, the Board has commenced a search for a new CEO to lead the Company forward. Walter will continue to work with our strong team of operators to carry forward our objectives and ensure a smooth transition.”

Mr. Killough commented, “I want to thank the Board of Directors and the entire dELiA*s team for their support and confidence throughout my time here. During the search for a successor Chief Executive Officer, I will remain focused on and actively engaged in the continued execution of our strategic initiatives through the transition period. I am proud of what the team has accomplished and believe that dELiA*s is a compelling concept.”

About dELiA*s, Inc.

dELiA*s, Inc. is a multi-channel retail company comprised of two lifestyle brands marketing to teenage girls and young women. Its brands – dELiA*s and Alloy – generate revenue by selling apparel, accessories and footwear to consumers through websites, direct mail catalogs and dELiA*s mall-based retail stores.

Forward-Looking Statements

This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “should”, “would”, “project”, “plan”, “predict”, “intend” and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. For a discussion of risk factors that may affect our results, see the “Risk Factors That May Affect Future Results” section of our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.